Exhibit 99.1

October 21, 2024

Dear Shareholders,

As we have entered the final quarter of 2024, I want to take a moment to reflect on what we’ve achieved this year and outline our path forward. We are nine months into what has been a productive and transformative year for QHSLab, and I’m proud to share our progress with you.

Financial and Operational Achievements

This year, we have seen revenue grow by 40% compared to last year, completing the third quarter with over $1.5 million in income. Our gross profit has grown even more significantly—by 60%—reaching just under $1 million, with a gross profit margin of over 60%. What’s more, we are now cash flow positive, and in the past five months, we have been able to make payments of over $100,000 against our long-term debt, directly from our cash flow.

These achievements have been accomplished with limited resources, and while we are operating in a large addressable market, we recognize that our growth may not be at the spectacular levels some public market enthusiasts might expect. We operate as a small public company, and although we are not listed on a major exchange, we are building a foundation for sustainable growth.

Liquidity and Growth Challenges

One of the challenges we face is the low liquidity of our stock. Despite our growing financials, we have not yet seen the liquidity advantages typically associated with being a public company. The float of publicly available shares remains relatively low, and many of our shareholders continue to hold their shares at higher prices, believing in the company’s long-term value, which limits the volume of shares available for trading.

Here are a few words from two of our shareholders:

“As a long-term shareholder, I’ve witnessed QHSLab steadily grow and achieve significant milestones despite being a small company with limited resources. The company’s commitment to innovative healthcare solutions, especially in AI-driven medical applications, continues to impress me. I strongly believe the value of QHSLab’s efforts will be recognized in the near future, and I’m confident that we, as shareholders, will see great returns as the company explores new opportunities.”

“I’ve held my shares because I trust in the company’s leadership and mission. QHSLab has delivered growth in a tough market, and while the stock may not be liquid right now, I see that as an opportunity to stay invested in a company that is undervalued but delivering on its promises. The fact that leadership remains focused on long-term shareholder value while navigating new sectors is reassuring. I look forward to seeing the full year results.”

Strategic Actions and Exploration of New Opportunities

In response to the evolving needs of our shareholders and the market, I have recently engaged two seasoned public market veterans to analyze the company’s structure and identify new potential opportunities for shareholder growth and value creation. We are undertaking a broad exploration of strategic options, which includes AI technology-based applications and solutions, business combinations, asset sales, and other potential restructurings.

There are no guarantees that this process will lead to a specific outcome, but I want to assure you that our focus remains on maximizing shareholder value while keeping an open mind to new, high-margin opportunities in rapidly growing sectors such as AI, electric vehicles, robotics, bioinformatics, quantum or advanced computing for drug development, biotechnology and personalized medicine and other areas that align with our vision.

Support from Our Key Partners

We are fortunate to have patient and supportive lenders like the Mercer Street Opportunity Fund, which has stood by us during this journey. However, they are now looking for repayment of their loans, recapitalization, or a conversion into salable equity to realize a return on their funds.

Similarly, we owe a debt of gratitude to MedScience, the manufacturer of our allergy-related products. Their continued support has been critical, even as we manage notable outstanding debt to them relating to the purchase of the AllergiEnd intellectual property. MedScience remains committed to our partnership, and they believe in the long-term potential of our business, just as you do.

Leadership Commitment

As your President and CEO, I continue to wear the same shoes as you, our valued shareholders. As you are all aware, I have not taken any compensation for the services and intellectual properties I provide to QHSLab, and I am committed to sharing in the company’s future successes at the same rate as you will. Our mutual goal is to drive QHSLab forward and realize the value that we all believe this company holds.

Looking Ahead

As we have recently begun the exploration of strategic opportunities, I expect to communicate preliminary findings about the company’s future direction before the holidays. We will also release our Q3 quarterly report in mid-November, and I encourage you to stay tuned for more detailed updates at that time.

In the meantime, please take care of yourselves, and thank you for your continued support.

Warm regards,

Troy Grogan

President and CEO

QHSLab, Inc.

www.qhslab.com

Financial information presented today is based on management’s preliminary analysis as of this date. These figures are subject to change following the completion of our standard financial closing procedures. QHSLab anticipates releasing its detailed financial results for the third quarter in the upcoming Quarterly Report on Form 10-Q, which is scheduled to be filed with the Securities and Exchange Commission by November 14, 2024.

Forward-Looking Statements

Certain matters discussed in this letter to shareholders are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.